UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2013

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East 4th Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 5, 2013, Omnicare, Inc. (the “Company”) announced that its Board of Directors (the “Board”) elected James G. Carlson to serve as a director of the Company effective July 1, 2013. In connection with Mr. Carlson’s election, the Board voted to increase the size of the Board to ten directors. Mr. Carlson has not yet been named to any committees of the Board.

Mr. Carlson served as Chief Executive Officer of Amerigroup Corporation, a Fortune 500 multi-state managed healthcare company (“Amerigroup”) from 2007 through 2012 and as Chairman of the Board from 2008 to 2012. Prior to that, Mr. Carlson served as Amerigroup’s President and Chief Operating Officer from 2003 to 2007. Earlier in his career, Mr. Carlson was an Executive Vice President of UnitedHealth Group. Mr. Carlson was also the founder of HealthSpring, a physician group practice management company that later became part of United Healthcare, and a co-founder of Workscape, Inc., a software company offering internet applications to help employees understand and manage their health benefits, which was later acquired by Automatic Data Processing, Inc. (ADP). Mr. Carlson brings to the Board more than 30 years of experience in the health insurance industry, including expertise in managed care Medicaid populations. Moreover, his experience as the chief executive officer and chairman of the board of a Fortune 500 health care company brings to the Board valuable perspectives on compliance, strategic planning, business matters, and managing large healthcare corporations.

Mr. Carlson will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 19, 2013.

A copy of the press release issued by the Company with respect to the election of Mr. Carlson is attached hereto as Exhibit 99.1 as is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number
99.1        Press Release of Omnicare, Inc. dated July 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:	/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated:  July 5, 2013